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                                  EX-99.B.4.17

                    AETNA LIFE INSURANCE AND ANNUITY COMPANY

                                   ENDORSEMENT

This Contract is hereby endorsed as follows:

The definition of SEPARATE ACCOUNT under the DEFINITION OF CERTAIN TERMS or GENERAL DEFINITIONS section of the contract is hereby amended to read as follows:

     SEPARATE ACCOUNT: An account which buys and holds shares of the Fund(s). Income, gains or losses, realized or unrealized are credited or charged to this account without regard to other income, gains or losses of Aetna. Aetna owns the assets held in a separate account and is not a trustee as to such amounts. These accounts generally are not guaranteed and are held at market value. The assets of such accounts, to the extent of reserves and other contract liabilities of the account, shall not be charged with other Aetna liabilities.

Endorsed and made a part of the Contract.

                                  /s/ Thomas J. McInerney




                                  President
                                  Aetna Life Insurance and Annuity Company